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                                 EXHIBIT 10.38
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                              MANAGEMENT AGREEMENT
                             Ovid Convalescent Manor

      This is a MANAGEMENT AGREEMENT ("Agreement") made and effective November 1, 1993 (the "Effective Date"), between TRANSITIONAL HEALTH PARTNERS d/b/a TRANSITIONAL HEALTH SERVICES, a Delaware general partnership ("Manager"), and CARDINAL DEVELOP CO., INC., a Kentucky corporation ("Owner").

                                    Recitals

      A. Owner leases the Ovid Convalescent Manor, a 63-bed healthcare/nursing facility located at 9480 E. M-21, Ovid, Michigan (the "Facility"), pursuant to a twenty-year Lease Agreement dated June 8, 1993, with Healthcare Realty Trust Incorporated (the "Lease"). Owner has contracted to assign its Lease on the Facility to Manager following the relicensing of the Facility in the name of Manager.

      B. Owner wishes to retain Manager to operate the Facility on behalf of Owner under the terms of this Agreement in order to avail itself of Manager's experience and skill in managing healthcare facilities comparable to the Facility until such time as the Facility can be licensed for operation in the name of Manager. Manager wishes to provide such management services on behalf of Owner pursuant to the terms of this Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties contained herein, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree:

                                   ARTICLE I.
                        MANAGEMENT DUTIES AND OBLIGATIONS

      1.01 Employment; Control Retained by Owner. Owner hereby retains Manager, and Manager hereby agrees to manage the Facility, subject to the terms and conditions of this Agreement. Owner shall exercise overall control over the assets and operations of the Facility at all times, and Manager shall perform the duties herein required to be performed by it as the agent of Owner and in accordance with the reasonable policies and directives from time to time mutually agreed to by Owner and Manager and adopted by Owner. Owner has reviewed the policies and procedures created by Manager and hereby authorizes and directs Manager to implement such policies and procedures at the Facility.

      1.02 Ownership of Manuals. Manager is the sole owner of all policy and procedure manuals.

      1.03 Management of Facility. During the term of this Agreement, Manager shall on behalf of Owner supervise, conduct, and manage all aspects of the day-to-day operation of the Facility, including, but not limited to, staffing, accounting, billing, collections, setting of rates
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and charges and general administration. In connection therewith, Manager (either directly or thorough supervision of employees of the Facility) shall:

            (a) Establish, maintain, revise and administer an overall pricing structure for services rendered in the Facility, including, without limitation, patient room charges, charges for all ancillary services, charges for supplies, medication and special services.

            (b) Hire as employees of Owner and retain an adequate staff of nurses, technicians, nurse aides, office and other employees, including an administrator (the "Administrator") and promote, direct, assign and discharge all such employees on behalf of Owner at Manager's sole discretion. All such employees shall be employees of the Owner and carried on the payroll of the Facility.

            (c) Institute and amend from time to time general salary scales, personnel policies and appropriate employee benefits for all employees on behalf of Owner. Employee benefits may include pension and profit sharing plans, insurance benefit.% incentive plans for key employees and holiday, vacation, personal leave and sick leave policies.

            (d) Issue appropriate bills for services and materials furnished by the Facility and use its best efforts to collect accounts receivable and monies owed to the Facility on behalf of Owner, design and maintain accounting, billing, patient and collection records; and prepare and file insurance, Medicare, Medicaid and any and all other necessary or incidental reports and claims related to revenue production. Subject to any rights in favor of Manager's accounts receivable lender, Owner hereby delegates to Manager the right to enforce Owner's rights as creditor under any contract or in connection with rendering any services for purposes of collecting accounts receivable and monies owed the Facility.

            (e) Order, supervise and conduct a program of regular maintenance and repair, (including any extraordinary expenditures or improvement), except that any physical improvements costing in the aggregate more than $10,000 in any given year shall be subject to approval of Owner, which approval shall not be unreasonably withheld.

            (f) Purchase food, beverage, medical cleaning and other supplies, equipment, furniture and furnishings for the account of Owner.

            (g) Administer, supervise and schedule all patient and other services of the Facility, including the operation of food, barber/beautician and other an services.

            (h) Provide necessary funds for and pay all of the accounts payable, indebtedness (other than Owner's mortgage financing), taxes (other than taxes on or measurable by Owner's income taxes), insurance premiums, and all other obligations of the Facility on behalf of Owner.

            (i) Institute standards and procedures for admitting patients, charging patients for services, and collecting the charges from the patients or third parties.


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            (j) Obtain and maintain insurance coverage for the Facility naming
Owner, Manager and such other persons requested by Owner as insured as provided in Section 5.01 hereof.

            (k) Negotiate and enter into such agreements, leases, contracts and orders on behalf of Owner as it may deem necessary or advisable, for the furnishing of services (including medical pharmacy and medical records consulting, dietary, emergency evacuation, transportation, infectious waste disposal, fire system, etc, and related services), concessions and supplies for the operation and maintenance of the Facility.

            (l) Negotiate with any labor union lawfully entitled to represent employees of Owner who work at the Facility, but any collective bargaining agreement or labor contract must be submitted to Owner for its approval and execution. Manager agrees to provide Owner with prompt notice of all labor negotiations.

            (m) Maintain on behalf of Owner all licenses and permits required for the operation of the facility, its contracts with third party payors and other similar governmental and non-governmental agencies and intermediaries.

            (n) Make periodic evaluations of the performances of all departments of the Facility.

            (o) Design, establish and maintain a suitable accounting system using accounts and classifications consistent with those used in similar facilities.

            (p) Designing an adequate and appropriate public relations program.

            (q) Acquire at Owner's expense all items required to properly equip and operate the facility which are not provided by Owner.

            (r) Engage counsel and cause such legal proceedings to be instituted on Owner's behalf as may be needed in Manager's reasonable determination to enforce payment of charges, collect accounts receivable, or enforce compliance with other terms of residency agreements, or to dispossess residents and patients, with full authority to compromise disputes with residents and patients involving setoffs or damage claims.

      1.04 Reports to Owner. Manager shall prepare and deliver to Owner within thirty (30) days after the close of each calendar month unaudited financial statements covering the prior month and containing a balance sheet and statement of income in reasonable detail Manager shall also provide any required assistance to the independent accountants for the Facility, who may be selected by Manager in the preparation of audited or unaudited financial statements for the operation of the Facility.


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      1.05 Bank Accounts, Working Capital.

            (a) Manager shall deposit in a bank account or accounts of the Manager or the Facility (the "Facility Depository Accounts) established in Manager's name all funds received from the operations of the Facility. Manager may "sweep" these accounts as often as it deems appropriate and consolidate and commingle funds from other facilities owned or managed by Manager into its primary operating account(s) in Louisville, Kentucky, or such other place and with such financial institutions as Manager may determine (the "Operating Accounts"). Manager and Owner agree that notwithstanding the termination or expiration of this Agreements, the amount of any accounts receivable, prepaids and deposits arising from any transactions occurring during the term of this Agreement shall be for Manager's account and upon collection shall be paid to Manager and that the amount of any accounts payable arising during the term of this Agreement shall be paid by Manager when due. Manager shall have the sole and exclusive right to collect such accounts receivable and the sole and exclusive obligation to pay such accounts payable. Manager shall also provide sufficient working capital for the continued operation of the Facility, which shall be deposited into or drawn from the Operating Accounts. Manager shall specify the signatory or signatories required on all checks or other documents of withdrawal for the Depository or Operating Accounts. Manager shall also deposit the personal funds of the Facility's residents into a separate trust account established in Manager's name. Manager shall designate those employees of the Facility with signature authority for all checks or other documents of withdrawal for the Trust Account.

            (b) As partial consideration for entering into this Agreement, Manager hereby agrees that the Owner will not be liable for any operating or managing losses as a result of the operation of the Facility. Manager agrees to provide sufficient operating capital as needed in order to operate the Facility and to pay the debts and obligations incurred or accrued in connection with the operation of the Facility after the Effective Date of this Agreement. The revenue generated by the Facility, together with amounts funded by the Manager, will at least equal the amount necessary to pay for the operating costs and other costs associated with the ownership and operation of the Facility, In the event that funds are necessary in order to fund any deficit, the Manager will, as soon as possible and not less than ten (10) days after notice from Owner, deposit into the Operating Accounts such amounts as may be n to fund any deficit and to operate the Facility without incurring additional deficits.

      1.06 Record Requirements. If it is ultimately determined that Section 952 of the Omnibus Reconciliation Act of 1980 and final regulations promulgated thereunder apply to this Agreement:

            (a) Until the expiration of four years after the furnishings of services pursuant to this Agreement, Manager shall as provided in said Section 952, make available, upon written request, to the Secretary of Health and Human or upon request, to the Comptroller General of the United States or any of their duly authorized representatives, this Agreement, and all books, documents and records of Manager that are necessary to verify the nature and extent for the costs of any services furnished pursuant to this Agreement for which payment may be made under the M program; and


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            (b) If Manager carries out any of the duties of this Agreement through a subcontract with an aggregate value or cost of $10,000 or more over a twelve-month period with a related organization, such subcontract the related organization shall as provided in Section 952 make available, upon written request, to the Secretary of Health and Human Services or upon request, to the Comptroller General of the United States or any of their duly authorized representatives, the subcontract or subcontracts, and all books, documents and records of such organization that are necessary to verify the nature and extent of the costs of any services furnished pursuant to such subcontract or subcontracts for which payment may be made under the Medicare program.

      1.07  Licenses.

            (a) Owner shall apply for and obtain, and Manager shall maintain all necessary licenses (except Manager's nursing license, which shall be Manager's responsibility), permits, consents, and approvals from all governmental agencies which have jurisdiction over the operation of the Facility. Manager agrees that its management and operation of the Facility shall materially and substantially comply with representations in the Certificate of Need application for the Facility on file with the Michigan Department of Social Services, and shall materially comply with all conditions placed upon the Certificate of Need.

            (b) Neither Owner nor Manager shall knowingly take any action or fail to take any action which may (1) cause any governmental authority having jurisdiction over the operation of the Facility to institute any proceeding for the rescission or revocation of any necessary license, permit, consent or approval, or (2) adversely affect Owner's right to accept and obtain payments under Medicare, Medicaid, Blue Cross, or any other public or private third-party medical payment program.

            (c) Manager shall have the right to contest by appropriate legal proceedings, diligently conducted in good faith in the name of Owner, the validity or application of any law, ordinance, rule, regulation, order or requirement of any governmental agency having jurisdiction over the operation of the Facility. Counsel for any such contest shall be selected by Manager and approved by Owner.

            (d) Manager shall have the right to process on behalf of Owner all third-party payment claims for the services of the Facility, including, without limitation, the full right to contest to exhaustion all applicable administrative proceedings or procedures, adjustment and denials by governmental agencies or their fiscal intermediaries as third-party payors.

      1.08 Administrator. Manager shall hire for the Facility a qualified administrator (the "Administrator) of the Facility. The Administrator shall be an employee of and shall be compensated by the Manager.

      1.09 Taxes. Any federal, state or local taxes, assessments or other governmental charges property imposed on the Facility (other than taxes on or measured by income of Owner) are the obligations of the Facility and shall be paid out of the Operating Accounts of the Facility.


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      1.10 Use of Manager's Personnel. An authorized representative of Manager shall visit the Facility if and as often as Manager deems necessary. The time spent by such arising from travel and lodging connected with such visitations shall not be charged separately to Owner, but shall be paid by Manager out of its own management fees.

      1.11 Government Regulations. Manager agrees to operate and maintain the Facility in substantial compliance with the requirements of any statute, ordinance, law, rule, regulation or order of any governmental or regulatory body having jurisdiction over the Facility.

      1.12 Quality Controls. Manager shall implement and maintain on a continuing basis a Quality Assurance Program at the Facility and in connection therewith shall utilize such techniques as Manager deems appropriate in order to fulfill its duties herein.

      1.13 Staff Specialist. In addition to the other managerial services provided for herein, Manager shall make available to the Facility for consultation and advice, as it deems appropriate, specialists in such fields as accounting, auditing, budgeting, dietary services, operations, public relations and procedures, and third-party reimbursement.

      1.14 Performance of Services by Manager. In the performance of its services hereunder, Manager shall exercise the same standards and degree of care used by reasonable and prudent managers of nursing homes of similar size, nature and character as the Facility. Notwithstanding anything herein to the contrary, Manager shall not be deemed in violation of this Agreement, if it is prevented from performing any of its obligations hereunder for any reason beyond its reasonable control including, without limitation, strikes, walkouts or other employee disturbances, acts of God or the promulgation of any statute, rule, regulation or order by any federal state, or local governmental or judicial agency or official, nor shall it be deemed in default or grossly negligent with respect hereto.

      1.15 Extraordinary Services. Owner agrees that any extraordinary or specialized service recommended by Manager and approved by Owner, even if provided by Manager, may be performed for a separate fee as agreed upon by Manager and Owner in advance of the performing of such service.

                                   ARTICLE II.
                                      TERM

      2.01 Term. The term of this Agreement shall commence on the Effective Date and continue until June 6, 2013, subject to the right of the Manager, at its option, to terminate this Agreement (a) at any time prior to such date upon not less than ninety (90) days prior written notice to the Owner, or (b) upon the closing of its acquisition of the Owner's Lease on the Facility, in which cast, no notice shall be required to be given prior thereto.


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

                                  ARTICLE III.
                             DEFAULT AND REMEDIES

      3.01 Events of Default. The following shall constitute events of default ("Event of Default") under this Agreement:

      A. If Owner fails (i) to make or cause to be made any payment to Manager required to be made by Owner, and such failure shall continue for as much as 30 days after notice thereof shall have been given to Owner, (ii) to perform its obligations under this Agreement in any material respect, and such default shall continue for a period of 30 days after written notice thereof shall have been given by the Manager to Owner, or (iii) to make payments, or keep any covenants owing to any third party (the responsibility for which has not been delegated to Manager hereunder) and which would cause Owner to lose possession of the Facility's buildings, equipment or properties;

      B. If Manager fails (i) to make or cause to be made any payment to or on behalf of Owner required to be made by Manager, and such failure shall continue for as much as 30 days after written notice thereof shall have been given to Manager, (ii) to perform its obligations under this Agreement in any material respect, and such failure shall continue for a period of 30 days after written notice thereof shall have been given by the Owner to Manager, or (iii) to make payments, or keep any covenants owing to any third party and which would cause Owner to lose possession of the Facility's buildings, equipment or properties;

      C. If the licenses required for the operation of Facility are at any time suspended, terminated, or revoked, and such suspension, termination or revocation shall continue unstayed and in effect for a period of 30 consecutive days;

      D. If either Owner or Manager shall (1) be adjudicated bankrupt; (2) admit in writing its inability to pay its debts generally as they become due; (3) become insolvent in that its total assets are in the aggregate worth less than all of its liabilities or it is unable to pay its debts generally as they become due; (4) make a general assignment for the benefit of creditors; (5) file a petition, or admit (by answer, default or otherwise) the material allegations of any petition filed against it, in bankruptcy under the federal bankruptcy laws (as in effect on the date of this Agreement or as they may be amended from time to time), or under any other law for the relief of debtors, or for the discharge, arrangement or compromise of its debts; or (6) consent to the appointment of a receiver, conservator, trustee or liquidator of all or part of its assets.

      E. If a petition shall have been filed against Owner or Manager in proceedings under the federal bankruptcy laws (as in effect on the date of this Agreement, or as they may be amended from time to time), or under any other laws for the relief of debtors, or for the discharge, arrangement or compromise of its debts, or an order shall be entered by any court of competent jurisdiction appointing a


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            receiver, conservator, trustee or liquidator of all or part of
            Owner's or Manager's assets, and such petition or order is not dismissed or stayed within sixty (60) consecutive days after entry thereof.

      3.02 Remedies Upon Default. If any Event of Default by either party shall occur and be continuing, the other party may, in addition to any other remedy available to it in law or equity on account of such Event of Default, forthwith terminate this Agreement by giving written notice of such termination, provided that only the Manager may terminate this Agreement upon an Event of Default under Section 3.01(c) hereof. After such termination of this Agreement, neither party shall have any further obligations whatever under this Agreement other than as expressly provided elsewhere in this Agreement and provided that Manager shall immediately be entitled to receive all payments due under Article IV.

                                   ARTICLE IV.
                                 MANAGEMENT FEE

      4.01 Management Fee. For each month during the term hereof, Manager shall be entitled to receive from Owner, and Owner shall pay to Manager as the amount due for services, a management fee equal to the Adjusted Net Income of the Facility for such month. "Adjusted Net Income" shall mean net income (or loss) of the Facility determined in accordance with generally accepted accounting principles, plus depreciation, amortization of deferred expenses, and any other non-cash charges or expenses, less principal payments of the Facility's mortgage or the Owner's capitalized lease expense, as the case may be.

      4.02 Payment of Management Fees. All management fees due hereunder shall be paid to Manager. Any late payments of management fees not made after three
(3) days written notice to Owner shall bear interest from their original due date equal to ten percent (10%) per annum until fully paid. Notwithstanding anything herein to the contrary, the management fees provided under this Article III shall be subordinate and subject to the agreements of Manager provided in
Section 1.05(b) above.

                                   ARTICLE V.
                                    INSURANCE

      5.01 Insurance Indemnity. During the term of this Agreement, Owner shall at all times keep the Facility insured with the kinds and amounts of insurance described below. This insurance shall be written by companies authorized to do insurance business in the State of Michigan. The policies must name Manager as an additional insured.

Losses shall be payable to Owner and Manager as provided in Section 5.05 below. In addition, the policies shall name as an additional insured any mortgagee of the Facility by way of a standard form of mortgagee's loss payable endorsement. Any loss adjustment shall require the written consent of Owner, Manager, and each mortgagee. Evidence of insurance shall be deposited with Manager and, if requested, with any mortgagee(s). The policies on the Facility shall insure against the following risks:


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(i) Loss or damage by fire and such other risks as may be included in the broadest form of extended coverage insurance from time to time available, including but not limited to loss or damage from leakage of any sprinkler system now or hereafter installed in the Facility, in amounts sufficient to prevent Owner or Manager from becoming a co-insurer within the terms of the applicable policies and in any event in an amount not less than one hundred percent (100%) of the then full replacement value thereof (as defined below in Section 5.02);
(ii) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Facility, in such limits with respect to any one accident as may be reasonably agreed by Owner and Manager from time to time; (iii) Claims for personal injury or property damage under a policy of general public liability insurance with amounts not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence in respect of bodily injury, Two Million and No/100 Dollars ($2,000,000.00) aggregate per occurrence, and Three Hundred Thousand and No/100 Dollars ($300,000.00) for property damage;
(iv) Claims arising out of malpractice in an amount not less than One Million and No/100 Dollars ($1,000,000.00) for each person and for each occurrence; (v) Such other hazards and in such amounts as may be customary for comparable properties in the area and is available from insurance companies authorized to do business in the State of Michigan; (vi) Loss of rental under a rental value insurance policy covering a risk of loss during the first six (6) months of reconstruction resulting from the occurrence of any of the hazards described in subsections (i) and (ii) of this Section 5.01 in an amount sufficient to prevent Owner from becoming a co-insurer, and (vii) Worker's compensation.

      Manager shall have the option, but not the obligation, to carry its own primary or supplemental malpractice insurance.

      5.02 Replacement Cost. The term "full replacement value" of improvements as used herein, shall mean the actual replacement cost thereof from time to time, less exclusions provided in the normal fire insurance policy.

      5.03 Additional Insurance. In addition to the insurance described above, Manager shall maintain such additional insurance as may be reasonably required from time to time by any mortgagee of the Facility.

      5.04 Waiver of Subrogation. Any provision in this Agreement to the contrary notwithstanding, each party, to the extent it is permitted to do so by the terms and provisions of any of the above policies, hereby waives any and all rights it may have against the other, its agents, or employees, for any loss or damage from risks ordinarily insured against under such policies, but only to the extent that such loss or damage is in fact covered by such insurance and is collectible by the insured party. Each party further covenants and agrees that it will, upon request of the other, request each such insurance company to attach to such policy or policies issued by it a waiver of subrogation with respect to the other party, its agents or employees.


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

      5.05 Insurance Proceeds. All proceeds payable by reason of any casualty loss or damage to all or any part of the Facility and insured under any policy of insurance required by Section 5.01 above of this Agreement shall be paid to Owner and held by Owner in trust (subject to the provisions of Section 5.06 below and the rights of the holders of the Facility mortgages) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Facility, and shall be paid out by Owner from time to time for the reasonable costs of such work. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Facility shall be returned, as applicable, to the insurer or Manager as their interests may appear. All salvage resulting from any such loss covered by insurance shall belong to Owner.

      5.06 Damage or Destruction. If, during the Term of this Agreement, the Facility is totally or partially destroyed from a risk covered by the insurance described in Section 5.01 above, Owner shall, as soon as practicable, restore the Facility to substantially the same condition as existed immediately before the destruction. Upon the commencement of such work, Owner shall proceed with due diligence to complete such work within a reasonable period of time. If the costs of the restoration exceed the amount of proceeds received by Owner from the insurance required under Section 5.1, Manager shall pay the difference between the amount of insurance proceeds and such cost of restoration to the extent of Owner's obligation, if any, to make such payments under the lease, provided, however, Manager may, at its option, pay the amount of such difference whether or not Owner is so obligated to make such payments under the Lease.

      5.07 Restoration of Manager's Property. If Owner is required to restore the Facility as provided Section 5.06, Owner shall not be required to replace tangible personal property of Owner or to restore alterations made by Manager, or Manager's improvements, trade fixtures or personal property, except to the extent covered by the proceeds of insurance, and the restoration of such items shall be Manager's responsibility to the extent not so covered by the proceeds of insurance.

      5.08 Owner's Blanket Policy. Notwithstanding anything to the contrary contained in this Article V, Owner's obligation to carry the insurance provided for herein may be brought within the coverage of a so-called blanket Policy, carried and maintained by Owner, provided, however, that the coverage afforded will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Agreement.

      5.09 Subordination of Provisions. The parties hereto acknowledge that the Lease contains provisions regarding insurance and the use of insurance proceeds and the provisions of this Article V are subordinated to and subject to all such provisions contained in the Lease.

                                   ARTICLE VI.
                             MISCELLANEOUS COVENANTS

      6.01 Assignment. Owner shall not assign its rights and/or obligations under this Agreement without the prior written consent of Manager, which shall not be unreasonably


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withheld, except to Owner's construction or permanent lender, in the event of foreclosure of such lender's mortgage against the Facility. Manager shall not assign its rights and/or obligations under this Agreement, without the prior written consent of Owner, which consent shall not be unreasonably withheld.

      6.02 Licensing Changes and Services. Manager agrees to take or cause to be taken any and all actions necessary to be taken by it as the supervisor of the operations of the Facility in order to maintain all required licenses, permits for the operation of the Facility and the Facility's eligibility to participate in all public or private third-party medical payment programs, including providing sufficient funds to bring the Facility in compliance with all applicable fire safety codes and other laws, regulations and orders, and to correct all maintenance, procedural and staffing deficiencies as shown on the surveys and reports of governmental agencies having jurisdiction over the Facility. Manager agrees that it will not through the exercise of its overall supervisory powers substantially change the services rendered by the Facility during the term hereof without the prior written approval of Owner. Nothing contained in this Section 6.02 shall derogate from Manager's duties under
Section 1.03 hereof.

      6.03 Binding Agreement. The terms, covenants, conditions, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

      6.04 Relationship of Parties. Nothing contained in this Agreement shall constitute or be construed to be or to create a partnership or joint venture between Owner and Manager with respect to the Facility.

      6.05 Notices. All notices, demands and requests contemplated hereunder by either party to the other shall be in writing, and shall be deemed given when delivered by hand, or national recognized overnight courier, transmitted by cable, telephonic facsimile (fax), telegram, or mailed, postage prepaid, registered, or certified mail return receipt requested:

            (a)   to Owner by addressing the same to:

                  David V. Hall, President
                  c/o Brown, Todd & Heybum
                  3200 Capital Holding Center
                  Louisville, KY 40222-3363
                  Attn: C. Edward Glasscock, Esq.

                  with a copy to:

                  Mr. C. Edward Glasscock
                  Brown, Todd & Heybum
                  3200 Capital Holding Center
                  Louisville, KY 40202


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

            (b)   to Manager, by addressing the same to:

                  Mr. Randall J. Bufford
                  Transitional Health Services
                  9300 Shelbyville Rd,
                  Suite 1300
                  Louisville, KY 40222

                  with a copy to:

                  Mr. Andrew K Paul
                  Welsh Carson Anderson & Stowe
                  One World Financial Center,
                  Suite 3601
                  New York, NY 10281

or to such other address or to such other person as may be designated by notice given from time to time during the term by one party to the other. Any notice hereunder shall be deemed given five (5) days after mailing, if given by mailing in the manner provided above, or on the date delivered or transmitted if given by hand, cable, fax, overnight courier, or telegraph.

      6.06 Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties hereto, and no other or prior written or oral representations shall apply. Any additions, amendments or modifications to this Agreement shall be of no force and effect unless in writing and signed by both Owner and Manager.

      6.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws (without reference to the conflict of laws rules) of the State of Michigan.

      6.08 Captions and Headings. The captions and headings throughout this Agreement are for convenience of reference only, and shall not modify, define, limit, expand the express provisions of this Agreement.

      6.09 Authorization of Agreement. Manager and Owner represent and warrant, each to the other with respect to itself, that the execution and delivery of this Agreement has been duly authorized by all respective action, will not presently or with the passage of time, the giving of notice or both result in a default under or violate or conflict with (i) the provisions of the partnership agreement or articles of incorporation and bylaws, as the case may be, of Manager or of Owner, or (ii) any other agreement, mortgage, loan agreement or other contract or instrument to which either party is bound or by which any of their property or assets is subject, or (iii) any existing law, regulation, court order or consent decree to which either party is bound or any of their property or assets are subject.

      6.10 Indemnification. Manager agrees to indemnify, protect and hold harmless Owner from and against any and all liabilities and damages (a) arising from or out of any occurrence


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

in, upon or at the Facility or any part thereof, or the occupancy or use by Manager of the Facility, the personal property or any part thereof, or occasioned wholly or in part by any act or omission of Manager, its agents, contractors, employees or invitees in connection with the Facility or the personal property during the term of this Agreement, or (b) related to any claims, assessments, chargebacks or other expenses (whether owed to or assessed by a private or governmental party) arising in connection with the operation or other use of the Facility or the personal property during the term of this Agreement. Owner agrees to indemnify, protect and hold harmless Manager from and against (y) the liabilities, obligations and debts (whether or not now known or asserted) of the Facility or Owner, existing on the Effective Date or of Owner arising during the term hereof, and (z) all liabilities and damages arising from or occasioned wholly or in part by any act (whether dishonest, willful or negligent) or omission of Owner, its agents, contractors, employees or invitees in connection with the Facility during the term of this Agreement. The respective indemnity obligations of Owner and Manager stated in the preceding sentence shall survive the termination or expiration of this Agreement.


                      [This space left intentionally blank]


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

      IN WITNESS WHEREOF, the parties hereto have executed, sealed and delivered this Agreement through their duly authorized representatives, effective as of the day and year first above written, but actually on the date(s) set forth below.

OWNER                                  CARDINAL DEVELOPMENT CO., INC.


                                       By: /s/ David V. Hall
                                           -------------------------------------
                                           David V. Hall, President

                                       Date: 11-1-93

Attest:


/s/ John G. Hundley
------------------------------
Assistant  Secretary
[NO CORPORATE SEAL]


MANAGER:                          TRANSITIONAL HEALTH PARTNERS
                                       d/b/a TRANSITIONAL HEALTH SERVICES
                                       By THS PARTNERS I. INC., General Partner


                                       By /s/ Robert A. Compton
                                          --------------------------------------

                                       Title: Secretary and Treasurer

                                       Date:

Attest:

/s/ Christina Lycoyannis
-------------------------------
Assistant  Secretary

[CORPORATE SEAL]


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